Exhibit 99.1

PRESS RELEASE

ROYALTY PHARMA APPOINTS CAROLE HO AND ELIZABETH

WEATHERMAN TO THE COMPANY’S BOARD OF DIRECTORS

•	Strengthens Board of Directors with appointment of two new independent members, increasing independent representation to greater than 90%

•	Underscores Royalty Pharma’s commitment to enhanced corporate governance following acquisition of its external manager

NEW YORK, NY, July 17, 2025 – Royalty Pharma plc (Nasdaq: RPRX) today announced the appointment of Carole Ho and Elizabeth (Bess) Weatherman to its Board of Directors, effective immediately. Carole Ho is Chief Medical Officer and Head of Development at Denali Therapeutics, a biopharmaceutical company focused on neurodegenerative diseases. Bess Weatherman is a Special Limited Partner of Warburg Pincus LLC, a leading global private equity firm focused on growth investing.

“We are delighted to welcome Carole and Bess to our board,” said Pablo Legorreta, founder and Chief Executive Officer of Royalty Pharma. “Their exceptional leadership and passion for innovation will be invaluable as we execute on our long-term strategy. With decades of experience spanning the biopharmaceutical and finance industry, they bring unique insights that will strengthen our board and support our continued growth.”

Carole Ho has 20 years of experience in biopharma. She currently serves as Chief Medical Officer and Head of Development at Denali Therapeutics, where she heads therapeutic development from early-stage planning to late-stage development in rare disease and neurology. Since 2018, she has also served on non-profit, private and public boards. Prior to Denali, she was Vice President of Clinical Development at Genentech, where she led development of therapeutics in neurology, immunology, ophthalmology and infectious disease. Carole received a SB in biochemistry, magna cum laude, from Harvard University and earned her MD, with honors in research, from Weill Cornell Medicine.

Bess Weatherman is a seasoned investor of 35 years across the healthcare industry. She currently serves as a Special Limited Partner at Warburg Pincus, which she joined in 1988. During her tenure, she held the role of Partner, was a member of the Executive Management Group and led the firm’s Healthcare Group. She has served on the boards of numerous public and private companies and brings a deep understanding of capital markets, corporate governance, and medical innovation. Bess received a BA in English, summa cum laude and Phi Beta Kappa, from Mount Holyoke College and earned her MBA from the Stanford Graduate School of Business.

About Royalty Pharma

Founded in 1996, Royalty Pharma is the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry, collaborating with innovators from academic institutions, research hospitals and non-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies. Royalty Pharma has assembled a portfolio of royalties which entitles it to payments based directly on the top-line sales of many of the industry’s leading therapies. Royalty Pharma funds innovation in the biopharmaceutical industry both directly and indirectly – directly when it partners with companies to co-fund late-stage clinical trials and new product launches in exchange for future royalties, and indirectly when it acquires existing royalties from the

PRESS RELEASE

original innovators. Royalty Pharma’s current portfolio includes royalties on more than 35 commercial products, including Vertex’s Trikafta, GSK’s Trelegy, Roche’s Evrysdi, Johnson & Johnson’s Tremfya, Biogen’s Tysabri and Spinraza, AbbVie and Johnson & Johnson’s Imbruvica, Astellas and Pfizer’s Xtandi, Novartis’ Promacta, Pfizer’s Nurtec ODT and Gilead’s Trodelvy, and 16 development-stage product candidates. For more information, visit www.royaltypharma.com.

Royalty Pharma Investor Relations and Communications

+1 (212) 883-6637

ir@royaltypharma.com